Exhibit 99.2

MBIA Issues Letter to Owners

ARMONK, N.Y.--(BUSINESS WIRE)--MBIA (NYSE:MBI):

Dear Owners,

A lot has changed, and not a lot has changed, in our environment since I last wrote to you a month ago. Although the market digested our first quarter results on May 12th without much commotion, the announcement late the following day that Moody’s would reassess the ratings of your company (and others) initiated a tumultuous three weeks, hitting a low last week when Moody’s placed all MBIA entities on review for downgrade and S&P downgraded our insurance company, MBIA Insurance Corporation, to Double-A and our holding company, MBIA Inc., to Single-A minus.

So what has really changed since late February when both of these rating agencies affirmed the Triple-A status of our insurance companies?

The real answer is I don’t know today, nor will I ever be able to point to a single set of data points to identify what caused the change in their ratings opinions. There was never a discussion of a specific amount of additional capital that would be required by either agency to maintain a Triple-A. But based on our discussions with the rating agencies and in trying to think about their challenges, what I believe has really changed in the past three months is that both Moody’s and S&P have far less comfort in forecasting a worst case housing-related stress case loss scenario and a belief (accurate) that we would no longer dilute shareholder capital ad infinitum to maintain an ever-changing capital cushion to support the Triple-A ratings. As such, they both reached a conclusion that our current insurance operations required a change in assessment. Given that both rating agencies’ opinions are based on a consensus view of rating committees (comprising a large number of individuals with different perspectives) and the fact that public opinion about how the housing market will play out has not yet firmed up and continues to be debated heavily among investors and in the media, it is not that surprising that they are less willing to risk the chance that they are wrong.

The decision reached by both agencies has fundamentally changed how we now need to think about capital issues at MBIA. Earlier this year, we raised dilutive capital based on the belief that the trade-off in dilution would be more than made up by maintaining the consolidated Triple-A franchise and realizing its future returns. Given that the agencies have taken the option of maintaining the Triple-A rating of MBIA Insurance Corporation off the table, we have turned our attention to what are the best steps we can take to increase shareholder value while maintaining our human resource strength and adequate capital for our existing policyholders and proceeding with our transformation plan to operate multiple business entities under a different franchise structure. We confirmed to the market today that we will not be making capital contributions to MBIA Insurance Corporation given the changes in ratings status last week, especially since that additional capital would not preserve its Triple-A ratings as it was originally intended.

One key action item at this point is to continue to pursue opportunities to support the bond insurance market as a whole in conjunction with the New York State Insurance Department and other stakeholders. In addition, we will assess what would be required of us by the rating agencies and regulators to use one of our two fully licensed subsidiaries as a Triple-A subsidiary for new public finance business. We have received a wide variety of third-party interest in providing capital directly to such a “Newco” and we have a substantial amount of liquidity available provided by our shareholders, so having adequate capital is not an obstacle. The real issue will be whether the agencies will establish and articulate clear capital and other requirements that will allow both our shareholders and outside investors to earn an acceptable return. While we think the investment opportunity remains compelling, we fully intend to review it against the alternatives we have available at this point in time. It is not inconceivable that the agencies could establish a non-economic level of required capital or impose other qualitative factors in the ratings analysis, which would make this alternative unattractive.

Most of you have correctly identified that we can significantly increase shareholder value by either a special dividend or a share buy-back, in addition to buying back a variety of debt instruments (holding company debt, insurance company surplus notes and asset management Medium Term Notes). And we intend to pursue all strategies to maximize shareholder value while executing against our objective to maintain financial flexibility. But remember, we expect to continue to compete vigorously in bond insurance and related businesses, which requires conservative capital management for the holding company and all of its operating subsidiaries. Of course, when we do not have investment alternatives for truly “excess capital,” I believe that it would be appropriate to return it to shareholders. I know this is on every shareholder’s mind, and the continued drop in our stock price is a clear indication that we need to resolve this at the soonest possible date. We will announce any short-term action on this front only after our Board has had an opportunity to assess all the input we can obtain from the rating agencies, regulators and other key parties.

In the short run we expect that the de-leveraging of the insurance company will accelerate as more issues are refunded and our liability is extinguished, more installment policies are cancelled and minimal new business is added to the portfolio. In an ironic twist, the actions of the rating agencies will accelerate the speed with which we exceed the target levels of capital required for a Triple-A. In addition, we continue to believe that rating agencies’ stress cases will begin to move down over the next 12 to 18 months as more hard data demonstrates the actual severity of projected mortgage-related losses. Bottom-line, we believe that the capital required to support our existing insurance company portfolio will continue to decrease over the next few years in a dramatic fashion.

Equally important, the change in ratings does not trigger any liquidity issues for MBIA Insurance Corporation, as the construct of our business model has been specifically designed to protect against any liability acceleration from ratings downgrades. As I have noted to you previously, we monitor liquidity at the insurance company, in the asset management operation and at the holding company to minimize any short and medium term issues. The decision not to move any of the holding company cash down to the insurance company leaves the holding company with more cash than its total outstanding debt, a fact that seems to be totally ignored by the market as the spreads on our holding company CDS continue to widen.

In terms of likely timeframes for decisions, we expect preliminary feedback from the agencies and the regulators over the next few weeks. Based on that input I will recommend to the Board the short and medium term steps that we will pursue to enhance shareholder returns while protecting policyholder interests.

So what hasn't changed since my last letter to you?

For one, with several more weeks of servicing reports and data, we continue to feel comfortable with our economic loss estimates embodied in the reserve and impairment figures we provided to the market in our last earnings call. As a reminder, we made these estimates after a detailed review of our portfolio and under the assumption that housing would continue to decline another 10 to 15 percent through the end of 2009.

What also hasn't changed is the difficulty many observers have in understanding our business, and our susceptibility to the latest event or headlines of the day. There will undoubtedly be articles and reports opining on our decision to reassess the deployment of the cash at the holding company, the impact on us from commercial real estate, continued confusion around our mark-to-market adjustments, and other issues that are the topic du jour as the market works itself through this large housing and credit crisis. But through all this, I think there are two things that you should always remember that will not change: First, the most significant factor affecting our value has been, and always will be, the level of our actual economic losses. Please stay focused on this as the current difference between our estimates of ultimate economic losses (approximately $2 billion) versus the current market estimates reflected in our stock price ($10-14 billion) is really what this story is all about. And second, this management team and Board have always, and always will, pursue the objective of maximizing shareholder value over the long-term while being able to meet our obligations to policyholders. This goal has never changed, nor will it in light of the recent rating agency decisions. How we pursue this objective, of course, has changed, and we will study our options and report back to you.

I should mention that each of these options is being thoroughly scrutinized and vetted by teams of our employees, who demonstrate every day their commitment to the company and to excellence in their work. I’ve always said they are the best in the business, and they prove me right all the time.

At the same time, I fully recognize how painful the journey has been for them – and for you – over the past six months. I will move as quickly as possible to explain how we intend to optimize your investment in your company.

Thank you for the continued support.

Sincerely,

Jay Brown

Chairman and CEO

MBIA

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has financial strength ratings of Double-A on CreditWatch Negative from Standard & Poor's Ratings Services and Triple-A, on review for possible downgrade, from Moody's Investors Service. Please visit MBIA's Web site at www.mbia.com.

CONTACT:
MBIA
Media:
Kevin Brown, +1-914-765-3648
Elizabeth James, +1-914-765-3889
or
Investor Relations:
Greg Diamond, +1-914-765-3190
or
APCO Worldwide
Media:
Jim McCarthy, +1-202-333-8810